Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 3, 2006, with respect to the financial statements of Valera Pharmaceuticals, Inc. included in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of Indevus Pharmaceuticals, Inc. dated January 29, 2007.

/s/ ERNST & YOUNG LLP

January 25, 2007

MetroPark, NJ